MANAGEMENT AGREEMENT OF CANNABIS PRODUCTION AND CULTIVATION

This CANNABIS PRODUCTION AND CULTIVATION MANAGEMENT AGREEMENT (the "***Management Agreement***") is entered into this 5th day of February 2021 (the "***Effective Date***"), by and between:

MJ Holdings, Inc., a publicly traded Nevada corporation (**"MJ HOLDINGS"** or "***<u>Consultant" or "Operator"</u>***) with offices at with offices at 730 S Rainbow Blvd 120-210, Las Vegas NV 89139; Paris Balaouras, an individual resident of the State of Nevada and Officer or Director of ***Consultant***, ("***Balaouras***").

AND

MJ Distributing, Inc., a Nevada corporation (**"MJ DISTRIBUTING"** or "***<u>Member" or "Owner"</u>***) with offices at 7408 Oak Grove Ave., Las Vegas, NV 89117; Mark Zobrist an individual resident of the State of Nevada and shareholder of ***Owner***, ("***<u>Zobrist</u>***"); John Goss, an individual resident of the State of Nevada and shareholder of ***Owner***, ("***<u>Goss</u>***") and collectively with ***Zobrist***, referred to herein collectively as "***<u>Seller Parties</u>***".

<u>Consultant or Operator</u> and ***<u>Member or Owner</u>*** may be referred to collectively as the "***<u>Parties</u>***" and in the singular as a "***<u>Party</u>***".

RECITALS

A. Owner is the beneficial and record owner of ONE-HUNDRED PERCENT (100%) of the issued and outstanding membership interests of MJ Distributing C202, LLC and MJ Distributing P133, LLC, each a Nevada limited liability company and referred to as ("***<u>Company</u>***") or collectively as (**"Companies"**), constituting all of the outstanding membership interests of the Companies (the "***<u>Membership Interests</u>***").

B. Owner was incorporated in the State of Nevada on or about March 13, 2017.

C. Owner has transferred it's individual licenses and related material to the two respective Companies. All cultivation licenses are owned by MJ Distributing C202, LLC ("MJD C202") and all production licenses are owned by MJ Distributing P133, LLC ("MJD P133").

D. MJD C202 is engaged in medical and recreational marijuana cultivation in Pahrump, Nye County, State of Nevada, (the ***"Cultivation Business"***) and is the beneficial and legal owner of an approved medical marijuana registration certificate for Cultivation (C202 – Cert. No. 48306359790925315497) (the "***Medical Cultivation Certificate***"); and a Recreational Use marijuana facility license and certificate for Cultivation (RC202 – Cert. No. #43160131583347244176) (the ***"Recreational Cultivation Certificate"***).

E. MJD P133 is engaged in medical and recreational marijuana production in Pahrump, Nye County, State of Nevada, (the ***"Production Business"***) and is the beneficial and legal owner of an approved medical marijuana registration certificate for Production (P133 – Cert. No. 08705048067480042809), (the "***Medical Production Certificate***"); and a Recreational Use marijuana facility license and certificate for Production (RP133 – Cert. No. #07793712489874595708) (the ***"Recreational Production Certificate"***).

F. The Companies have received a Special Use Permit for cultivation and production of marijuana from the Nye County Commission approved at the April 17, 2018 meeting. The approved location for the Company to conduct all these activities was 3171 Tillman, Pahrump, NV 89061 (the "***Initial Business Location***").

G. The Parties hereto are aware that the cultivation and sale of marijuana and marijuana products remains illegal under the laws of the United States of America, despite enactment by the State of Nevada of the Regulation and Taxation of Marijuana Act, codified at NRS Ch. 453D *et seq* (the "***RTMA***"). The Federal government regulates Marijuana possession and use through the Controlled Substances Act, 21 U.S.C. § 812(b) (the "***CSA***"). The CSA makes it a crime, among other things, to possess or use marijuana even for medical reasons and despite valid state laws authorizing the medical use of Marijuana. 21 U.S.C. §§ 841 to 864. The Parties hereto acknowledge that the Parties' clear and unambiguous compliance with the RTMA does not create a legal defense to a violation of the CSA.

H. Notwithstanding the illegality of possessing or using marijuana under the CSA, Owner wishes retain the consulting, managing and operating expertise of Consultant to establish, build and operate it's Companies subject to the terms and conditions set forth herein.

WHEREAS the Companies are the owners of the Medical and Recreational Production and Cultivation licenses noted herein under RECITALS paragraphs D and E respectively (collectively the "Marijuana Licenses"):

WHEREAS Owner and Consultant have entered into a Membership Interest Purchase Agreement dated on or about the date hereof (the "MIPA") wherein, subject to approval of the State of Nevada, Consultant will apply to acquire from Owner the rights to the Marijuana Licenses and all assets of the Companies.

WHEREAS Owner, in conjunction with Consultant, will submit a request for approval of the MIPA and/or change of ownership to the appropriate Nevada agency(ies).

WHEREAS the Parties desire that the Consultant manage and operate the daily business of the Companies (the "Business") until such time as the applicable Nevada government entities approve the transfer of ownership from the Owner to the Consultant and that the Consultant assume many of the management responsibilities over the operations of the Business until the State of Nevada takes final action regarding approval of the MIPA and Transfer of Interest at which time this Agreement will terminate.

NOW THEREFORE, the Parties, intending to be legally bound and in consideration of the mutual promises, performances and covenants set forth herein, enter into this Management Agreement.

SECTION I

RECITALS

1.1 Incorporation of Recitals. The Recitals set forth above are hereby incorporated by reference herein and shall be considered representations of the Parties material to each Party's decision to enter into this Management Agreement.

SECTION II

APPOINTMENT OF OPERATOR; OPERATION OF THE BUSINESS

2.1 Appointment: Duties and Responsibilities. Owner hereby appoints and employs Operator as an independent contractor to supervise, direct and control the management, personnel, licensure, compliance, location suitability, and operation of the Business. Operator shall have the right, authority, obligation and duty to supervise, control, operate and manage the Business in accordance with the terms of this Management Agreement and applicable law. Without limitation, Operator's scope of authority shall include:

(a) operate and conduct the day-to-day operations and address the day-to-day functions of the Business;

(b) select and furnish, lease or purchase the location, build-out and equipment required at the sole discretion of Operator for the operation of the Business;

(c) select and purchase the inventory and products to be sold by the Business;

(d) recruit, train, hire, fire and manage the Business's employees;

(e) prepare and submit to Owner any and all filings with the State of Nevada, the County of Nye or the city of Pahrump, as may be required to maintain the Marijuana Licenses;

(f) enter into contracts and agreements with third parties deemed necessary or desirable for the profitable operation of the Business; provided however, Operator shall not enter into any contracts or agreements that do not fully comply with applicable law or would jeopardize Owner's continued ownership of the Marijuana Licenses; and

(g) implement information technology systems/programs and accounting systems/protocols necessary to accurately track and report business operations and financial performance of the Business; and

(h) conduct all marketing and sales efforts in compliance with all local and state rules and regulations at the sole discretion of Operator.

2.2 Limitations of Authority. Notwithstanding the language of Section 2.1 above, Operator's authority shall be limited as follows:

(a) This Management Agreement does not delegate any authority to Operator to engage in any actions which Nevada statutes, rules or regulations do not permit an Owner to delegate to a third-party Operator;

(b) Operator shall not take any actions, without the prior written consent of Owner, that a reasonably prudent and reasonably knowledgeable Operator of a marijuana dispensary located in the State of Nevada should recognize as, more likely than not, having an adverse, negative impact upon Owner's ability to maintain its Marijuana Licenses in good standing with Nevada Governmental Authorities; and

(c) Operator shall not have the right, power, or duty to defend or institute, on behalf of the Business or in the name of Owner, any claim, suit, cause or right of action and shall provide prompt notice to Owner upon Operator's obtaining notice of same.

(d) Operator shall not modify any ownership percentage of any owner of the Companies or any owner of the Member.

(e) Operator shall not sell, transfer, or pledge the Companies or their licenses without the prior written consent of Companies and Member.

(f) Operator shall not dissolve, wind up, or terminate the Companies without the prior written consent of Companies and Owner.

(g) Operator shall not modify the terms or provisions of the Companies or Owner's Bylaws or operating agreements without the written consent of the Owner.

(h) Operator shall not modify this Agreement.

(i) Operator shall not file Bankruptcy on behalf of Companies or Owner without the written consent of the Owner.

(j) Operator shall not enter into any contracts incurring debt on behalf of Companies in excess of the aggregate amount of $50,000.00, excluding the purchase or acquisition of products sold to consumers that are consistent with current and historical Business, without the written consent of the Owner.

2.3 Operating Permits and Licenses. Owner shall maintain all licenses, permits, authorizations, certifications, and accreditations that are necessary to operate or manage the Business. Operator shall cooperate with Owner, at Owner's sole cost and expense, and use commercially reasonable efforts to (a) maintain and keep in full force and effect the Marijuana Licenses and all other governmental approvals required to own and operate the Business; and (b) comply in all material respects with and cause the Business to comply in all material aspects with any and all city, county and/or state legal requirements affecting the ownership and operation of a Business.

2.4 Company Authority and Responsibilities. Pursuant to this Agreement, Owner exclusively provides Operator all authority and power necessary and proper for Operator to undertake its responsibilities, duties and obligations provided for in this Agreement, except in

cases wherein such authority may not be delegated under Applicable Laws. Accordingly, during the Term of this Agreement, Owner and any of its workers, employees, agents, consultants and principals who will work with or for Owner in connection with the Business (“***Owner Group***”) shall perform any and all functions, operations and tasks necessary or desirable for the management and operation of the Business and shall have full responsibility, oversight and control over any and all decisions, contracts, relationships and arrangements relating to the Business, in each case, to the minimum extent required by Applicable Laws.

2.5 Agent Card Approval. Concurrent with the mutual execution and delivery of this Agreement, the Owner shall authorize a designated employee of Operator to submit to Owner any and all documents, instruments, and other information necessary for Owner to submit to the State of Nevada (the “***State***”) an application for Operator and all other members of the Operator as may be required pursuant to Applicable Laws (the “***Agent Card Application***”) to be approved for and receive a marijuana establishment agent registration card (an “***Agent Card(s)***” and such final approval, the “***Agent Card Approval***”) in order to allow and authorize Operator and such other members of the Operator to work at the Business and perform its obligations under this Agreement. No member of the Operator required to have an Agent Card may commence work at the Business prior to having received an Agent Card and been submitted to Owner for approval. Operator shall be solely responsible for any and all fees and costs associated with any Agent Cards and Agent Card Approval for each proposed member of the Operator (collectively, “***Agent Card Expenses***”) and, to the extent any such Agent Card Expenses are advanced or paid by Owner, Operator shall reimburse Owner therefor immediately on demand or otherwise in accordance with the terms hereof. This Agreement and the rights and obligations of the Parties hereunder are subject to and conditioned upon receipt by the Operator and each member of the Operator required to have an Agent Card obtaining and maintaining a State-issued Agent Card. In the event that the Agent Card Application for Operator or any portion thereof is denied or revoked, then the Parties shall cooperate in good faith to restructure this arrangement in a manner that fully preserves the economic benefits and obligations of the Parties and is acceptable to the State and any other applicable regulatory authorities having authority to regulate the Business and from which a consent, approval, permit or license is required to operate the Business (“***Applicable Regulatory Authorities***”). In the event that the Agent Card Application for another member of the Operator or any portion thereof is denied (or Operator’s Agent Card is denied or revoked due to facts relating to its principles, ownership or employees), Operator will cure such denial within ninety (90) days following initial denial of the Agent Card Application, by amending the application or removal of the individual or entity from the Operator, as necessary. Failure to cure or other otherwise remedy any violation of Applicable Laws relating to a denial or revocation of an Agent Card within such ninety (90) day periods, shall constitute a default under this Agreement, unless such delay is due to regulatory process, in which case, the number of days Operator will have to cure such denial or revocation shall be increased by the number of days spent waiting for regulatory responses. In the event Operator fails to cure a denial or revocation within the applicable cure times, Owner may terminate this Agreement.

SECTION III

OPERATING PROFITS AND EXPENSES

3.1 Division of Net Profits. In consideration of the services to be performed by Operator, the Net Profits of the Business, as further defined herein, shall be allocated as follows: 50% to Operator and 50% to Owner.

(a) **Net Profits Defined.** Net Profits shall mean all gross revenues received from Business operations less Operating Expenses as defined below.

(b) **Operating Expenses Defined.** Operating Expenses shall mean all expenditures of funds directly related to or directly benefiting Business operations. Without limitation, Operating Expenses shall include:

(1) salaries, wages and other benefits of employees providing direct services to the Business, of which administrative and management salaries must be pre-approved by Owner, which approval shall not be unreasonably withheld;

(2) costs of goods sold, including raw materials;

(3) cost of all materials, supplies, goods and services used in connection with the operation of the Business including, without limitation, heat, utilities, trash removal, office supplies, security, electrical, services performed by third parties, telephone and data processing equipment and other equipment;

(4) cost of repairs to and maintenance of the actual facilities;

(5) reasonable, third party marketing expenses;

(6) all excise, sales, gross receipts, admission, entertainment, tourist or use taxes, and device fees, real estate taxes, ad valorem taxes, personal property taxes, utility taxes and other taxes (as those terms are defined by GAAP), assessments for public improvements, and municipal, county and state license or permit fee;

(7) reasonable, pre-approved lease payments to any landlord.

3.2 Application of Owner's Profit Interest to MIPA Purchase Price. Thirty-percent (30%) of payments made to Owner as and for its profit interest as a result of this Management Agreement shall be considered an advance payment of the Purchase Price as defined in the MIPA and applied to the principal amount owed to Owner by Operator.

SECTION IV

TERM AND TERMINATION

4.1 Term. This Agreement shall commence on the Effective Date and shall terminate upon the closing of the MIPA and after Owner has received all of its consideration.

4.2 Termination. This Management Agreement may be terminated upon the mutual consent of both Parties but may only be terminated by a single Party under the following circumstances:

(a) If one Party materially breaches this Management Agreement, which breach remains uncured for thirty (30) days after the non- breaching Party provides written notice of the breach to the breaching Party, the non-breaching Party may terminate this Agreement; provided, however, that if the breach of this Management Agreement cannot be reasonably cured within the thirty day period, and if diligent efforts are made by the breaching Party to cure the breach, then the cure period shall continue as long as such diligent efforts are made by the breaching Party to cure the breach.

(b) A Party may immediately terminate the Management Agreement if the other Party does one or more of the following: applies for or consents to the appointment of a receiver, trustee, or liquidator for all or a substantial part of its assets; admits in writing its inability to pay its debts as they become due; makes a general assignment for the benefit of creditors; files a petition or answer seeking an order for relief, reorganization, or an arrangement with creditors; or takes advantage of any insolvency law; and

(d) If the facility is damaged or destroyed by fire, flood, or other event so that the Business can no longer be operated, the Operator shall have the sole option to terminate this Management Agreement or continue its interest in this Agreement and to recommence the operation and management of the Business should the Business be reconstructed from any insurance proceeds, which must be equal to the cost of restoration or replacement of the Business, to a condition at least comparable to that before the casualty or loss occurred.

4.3 Reformation and Immediate Termination. If at any time, either Party becomes subject to imminent enforcement action by a governmental agency on the basis that a material portion or provision of this Management Agreement does not comply with applicable law, then the Parties shall use good faith efforts to reform this Agreement in such a manner to ensure it complies with Applicable Law. The Parties acknowledge their respective understandings that the owning and operating of the Business as described in this Agreement including, but not limited to, the medicinal and recreational use of marijuana, may be lawful pursuant to state and local laws, but unlawful pursuant to federal law. The Parties acknowledge and agree that they shall proceed with this Agreement only upon obtaining all required licenses and permits. If at any time the Parties learn from government or law enforcement officials that such activities required or undertaken by either Party pursuant to this Management Agreement will be prosecuted as unlawful under federal law, this Agreement shall terminate immediately.

SECTION V

INDEMNIFICATION

5.1 Indemnification By Owner. Owner hereby indemnifies, defends, and holds Operator (along with its officers, employees, agents and directors) harmless from any liability, cost, or expense (including reasonable attorneys' fees) arising out of any claim asserted by a third party against Operator which claim is based upon the intentional acts or omissions of Owner in the performance of its obligations and responsibilities under this Agreement. If Operator seeks

indemnification from Owner, it shall give Owner notice of such claim, and Owner shall defend and settle such claim at its sole expense, provided that Operator may elect to engage counsel to participate in such defense at its own expense.

5.2 Indemnification By Operator. Operator will indemnify, defend, exonerate and hold harmless the Owner from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages, costs and expenses (including, without limitation reasonable attorneys' fees, expenses and disbursements) incurred by the Owner or any of them on or after the date of this Agreement, arising out of, incurred in connection with or as a result of, or in any way relating to, (i) this Agreement, any transaction to which the Companies is/are a party or any other circumstances with respect to the Companies or the conduct of the business of the Companies, (ii) services provided by Operator or any Operator's Designee to the Companies from time to time pursuant to this Agreement or (iii) the exercise, enforcement or preservation of any rights or remedies under this Agreement (collectively, the "Indemnified Liabilities"); provided, that the foregoing indemnification rights will not be available to the extent that such Indemnified Liabilities arose on account of Owner's gross negligence or willful misconduct; If Owner seeks indemnification from Operator, it shall give Operator notice of such claim, and Operator shall defend and settle such claim at its sole expense, provided that Owner shall cooperate in such defense, and further provided that Owner may elect to engage counsel to participate in such defense at its own expense.

SECTION VI

OTHER MISCELLANEOUS MATTERS

6.1 Governing Law. This Management Agreement shall be governed and construed in accordance with the laws of the State of Nevada.

6.2 Notices. Any notice to either Party in connection with this Agreement shall be deemed given and effective upon delivery and confirmation thereof, by electronic mail, mail courier, or overnight mail at the addresses set forth below, or such other address provided in writing:

If to Owner: John Goss
7408 Oak Grove Av.
Las Vegas, NV 89117
Jgoss56@gmail.com

With a copy to: Allyson Johnson email to: allyson@sylvesterpolednak.com
Mark Zobrist email to: mark.zobrist@gmail.com

If to Operator:
MJ Holdings, Inc.
Attn: Paris Balaouras
212 Desert View St.
Las Vegas, NV 89107

With a copy to:

Adam Fulton, Esq.
Jennings & Fulton, LTD.
2580 Sorrel Street
Las Vegas, Nevada 89146
afulton@jfnvlaw.com

6.3 Assignment. This Management Agreement, or any part hereof, shall not be subject to assignment or transfer by either Party without the express written consent of the other Party except that, subject to any approvals required by Applicable Law, either Party, by written notice to the other but without the necessity of obtaining its consent, may assign this Management Agreement to any entity that controls, is controlled by, or is under common control with the assigning Party. This Management Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assignees subject to Applicable Law.

6.4 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Management Agreement shall not affect the enforceability of the remaining portions of this Management Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Management Agreement shall be declared invalid, this Management Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

6.5 Waivers. The waiver by either Party hereto of a breach or violation of any term or provision of this Management Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner effect the right of such Party at a later time to enforce the same. No waiver by either Party of the breach of any term or covenant contained in this Management Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term of covenant contained in this Management Agreement.

6.6 No-Third Party Beneficiary. Nothing expressed or implied in this Management Agreement is intended or shall be construed to confer upon or give any person any rights or remedies under or by reason of this Management Agreement, except as set forth herein.

6.7 Entire Understanding. The Parties agree that this Management Agreement contains the entire understanding between the Parties regarding the subject matter herein, and there are no other understandings, representations, or agreements, written or oral, other than as set forth in this Management Agreement.

6.8 Amendment. The Parties agree that this Management Agreement may be amended at any time by the Parties, provided any such amendment is agreed upon by both Parties in writing and signed by both Parties.

6.9 Counterparts. This Management Agreement may be executed electronically, in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

6.10 Regulatory Approvals. Notwithstanding anything contained herein to the contrary, in the event that this Management Agreement and any amendment, modification or other change to it is deemed subject to the approval by Nevada Governmental Authorities, the Management Agreement and/or any such amendment shall not be deemed effective until such approval is obtained.

6.11 Status of the Parties. Operator is authorized to contract with Owner to provide the Services provided for herein. Operator is not a division or any part of Owner. Owner is not a division or part of Operator. The relationship between the Parties was developed and entered into through arms-length negotiations and is based solely on the terms of this Agreement and those of any other agreements that may, subsequent to the Effective Date, exist from time to time between the Parties. No employee of Operator will be considered an employee of Owner by either Party for any purpose whatsoever.

6.12 Independent Contractor Status. Operator shall only be an independent contractor to Owner and shall be liable and responsible for any and all licensure, taxes, withholdings, etc., associated with any compensation received from Owner. In addition to all insurance policies required to be maintained by Operator hereunder, Operator may obtain any and all insurance policies it deems reasonable or prudent.

6.13 Regulatory Compliance. It is and will remain, in perpetuity, the intention of the Parties hereto that this Agreement comply in all respects with all applicable laws and the Parties have structured their relationship with that specific intent. Therefore, in the event that any provision of this Agreement is rendered invalid or unenforceable by a court of competent jurisdiction, or any applicable laws are altered by any legislative or regulatory body, or either Party notifies the other Party in writing of its reasonable belief that this Agreement or any of its provisions may be declared null, void, unenforceable, or in violation of applicable laws, the remaining provisions, if any, of this Agreement shall nevertheless continue in full force and effect. Furthermore, in such event the Parties agree to negotiate in good faith an amendment to the Agreement to comply with all applicable laws while remaining consistent with the Parties' original intent to the fullest extent allowable by all applicable laws.

IN WITNESS WHEREOF, the Parties hereto have executed this Management Agreement as of the Effective Date set forth above.

OWNER:

MJ Distributing, Inc.,
a Nevada limited liability company

By: ____________________

Its: President

OPERATOR:

MJ Holdings, Inc.,
a Nevada limited liability company

By: ____________________

Name: Paris Balaouras

Its: Director